Exhibit 3(i)

Articles of Incorporation

Great American Life Insurance Company

(1)	The name of the company shall be Great American Life Insurance Company.

(2)	The place in Ohio where its principal office is located is Cincinnati, Hamilton County, Ohio.

(3)	The purposes for which it is formed are:

a.	To make insurance upon the lives of individuals and to transact every type of insurance allowed by Section 3911.01 of the Ohio Revised Code.

b.	To invest and reinvest its capital, surplus, and accumulations in such investments as may now or in the future be permitted by law as investments of legal reserve life insurance companies.

c.	To do all things necessary and proper to carry out the above purposes and to possess and have the right to exercise all powers and rights now or hereafter conferred by law upon the domestic legal reserve life insurance companies under the laws of the State of Ohio.

(4)	All corporate powers of the Company shall be exercised by the Board of Directors and the Officers selected by the Board of Directors.

(5)	The number of Directors shall not be less than three nor more than 15 with the number of directors to be elected at any meeting of Stockholders to be fixed by the Stockholders at any said meeting. All Directors must be Stockholders of the Company and a majority of the Directors must be citizens of the State of Ohio.

(6)	This Corporation shall have such Officers as may from time to time be fixed by the Board of Directors. All Officers shall hold office for a term of one year unless sooner removed by the Board of Directors. A majority of the officers must be citizens of the State of Ohio.

(7)	Vacancies among Directors shall be filled by a majority vote of the remaining Directors, and the succeeding Director shall fill the unexpired term of the Director he is replacing. Vacancies among Officers shall be filled by the President. The succeeding Officer shall serve until the next annual meeting.

(8)	The total number of share which the company shall be authorized to have outstanding shall be 1,200,000. All of these shares shall be Common Stock with a par value of $7.50 per share. Stated capital shall be $1,507,500.00

(9)	No holder of any shares of the corporation shall have any pre-emptive rights to subscribe or to purchase any shares of the corporation or any class whether such shares or such class be now or hereafter authorized or to purchase or subscribe for securities convertible into or exchangeable for shares of any class or to which shall be attached or appertained any warrants for rights entitling the holder thereof to purchase or subscribe for shares of any class.

Exhibit 3(i)

Certificate of Amendment

By Shareholders

to the Articles of Incorporation of

Great American Life Insurance Company

Ronald F. Walker who is ☐ Chairman of the Board ☐ President ☒ Executive Vice President (check one)

And Karen Holley Horrell who is ☒ Secretary ☐ Assistant Secretary (check one)

Of the above named Ohio corporation for profit with its principal location at 560 Walnut Street, Cincinnati, Ohio 45202, do hereby certify that : (check the appropriate box and complete the appropriate sections)

☐ a meeting of the shareholders was duly called for the purpose of adopting this amendment and held on             , 19    , at which meeting a quorum of the shareholders was present in person or by proxy and by the affirmative vote of the holders of shares entitling them to exercise     % of the voting power of the corporation.

☒ In a writing signed by all of the shareholders who would be entitled to notice of a meeting held for that purpose,

The following resolution to amend the articles was adopted:

RESOLVED: That the Articles of Incorporation of the Company are hereby amended to effect the following changes:

Article Eighth of the Articles of Incorporation which deals with the capital of the Company is amended to increase the capital of the Company by changing the par value of the 1,200,000 authorized shares from $7.50 per share to $12.50 per share and deleting the sentence, “stated capital shall be $1,507,500.00.” As so amended, Article Eighth shall read in its entirety as follows:

(8) The total number of shares which the Company shall be authorized to have outstanding shall be 1,200,000. All these shares shall be Common Stock with a par value of $12.50 per share.

IN WITNESS WHEREOF, the above named officers acting for an on the behalf of the corporation , have hereto subscribed their names this 26th day of July, 1984.

By:	/s/ RF Walker
(Chairman, President or Vice President)

By:	/s/ Karen Holley Horrell
(Secretary or Assistant Secretary)